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DRAFT OF 4/29/94 AT 3:15 P.M.

April 29, 1994

Olympus Private Placement Fund, L.P.
Metro Center
One Station Place
Stamford, Connecticut  06902

Ladies and Gentlemen:

             Reference is made to the Note Purchase Agreement dated July 2, 1991 (the "Agreement") between LDI Corporation (the "Company") and Olympus Private Placement Fund, L.P. (the "Purchaser"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.

             The Company has informed you of certain restructuring and discontinued operations charges and identified reserves to be incurred by the Company in connection with its strategic business plan (the "Restructuring Charges") and of certain changes to be made in the Company's senior debt agreements as a result thereof. Accordingly, the Company and the Purchaser (which acknowledges that it is the holder of all of the outstanding Notes under the Agreement) hereby agree that the Agreement is amended as follows:

             1. The definition of "Change in Control Event" in Article I of the Agreement is hereby amended by deleting clauses (i) and (ii), and by renumbering clauses (iii) and (iv) to (i) and (ii).

             2.      For purposes of determining the Company's compliance with
Section 5E of the Agreement, Income Available for Recourse Interest Expense shall be calculated without regard to the Restructuring Charges.

             3. Section 5F of the Agreement is hereby amended by deleting the date "January 31, 1991" therein and substituting the date "January 31, 1994".

             4. The provisions of Section 5S of the Agreement shall not apply to any sale of assets of the Company to any one or more Affiliates, officers or directors of the Company effected as a part of the disposition of certain "non-core businesses" of the Company pursuant to the strategic business plan referred to in the second paragraph of this letter agreement (notwithstanding that such sale is not in the ordinary course of the Company's business), provided that such sale is upon fair and reasonable terms no less favorable to the Company than it would obtain in a
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comparable arm's length transaction with a Person not an Affiliate (as determined by the Board of Directors of the Company after due consideration and after consultation with the Company's investment bankers and other advisors).

             5. The provisions of Section 5T of the Agreement are hereby waived to the extent necessary to permit the Company to grant to the holders of all or a substantial portion of the Senior Indebtedness a security interest in all assets of the Company that are not subject to the interests of non-recourse lenders or to certain securitization pools.

             6. Article IX of the Agreement is hereby deleted in its entirety (except to the extent, if any, that such Article IX may be cross-referenced for definition or similar matters), and the Notes shall not be convertible under any circumstances.

             7. Section 11C-1 of the Agreement is hereby deleted, effective as of October 31, 1994.

             8. Promptly after the effectiveness of this letter agreement, the Company shall issue and deliver to the Purchaser ________ Warrants registered in the Purchaser's name. Such Warrants shall be dated May 1, 1994, and shall have an Exercise Price (as defined in the form of Warrants) of $____ per share. The Warrants shall in all other aspects be in the form of Warrant attached to the Agreement as Exhibit B. Such additional Warrants and the shares issuable upon the exercise thereof shall be entitled to the benefits of
Article XI of the Agreement and shall in all other respects be treated as "Warrants" under the Agreement. Upon the effectiveness of the Agreement, the Exercise Price of such currently outstanding Warrants shall be changed from $15.24 to $____.

             9. The Notes are hereby renamed "9 3/8% Subordinated Notes due August 15, 2000" and may be so referred to in the Company's financial statements and elsewhere, notwithstanding the word "Convertible" appearing in the Agreement or in the Notes.

             10. All of the terms and conditions of the Agreement and the Notes shall remain in full force and effect as amended and supplemented hereby.

             11.     This amendment shall become effective when it has been
executed by the Company and the Purchaser.  The amendments to the provisions of
Article V of the Agreement effected hereby shall be effective beginning January 31, 1994 and for the year then ended.
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            Please indicate your agreement with the foregoing by executing this amendment in the space provided below and returning a signed copy to me.

Very truly yours,

LDI CORPORATION




By:  Frank G. Skedel
     Senior Vice President and Treasurer



ACCEPTED AND AGREED:

OLYMPUS PRIVATE PLACEMENT FUND, L.P.

By:  OGP Partners, L.P.
     Its General Partner





By: ___________________________

Title: __________________________



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